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CONFIDENTIAL TREATMENT REQUEST

EXHIBIT 10.37

*    Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

HS-HET
STRATEGIC AGREEMENT

        This Strategic Agreement ("this Agreement") is made and entered into as of this 23rd day of May, 2002 ("Effective Date"), by and between HealtheTech, Inc, a Delaware corporation having its principal place of business at 523 Park Point Drive, Third Floor, Golden, Colorado 80401 USA ("HET"), and HEALTHSOUTH Corporation, located at One Healthsouth Parkway, Birmingham, Alabama 35243 ("HS").

Recitals

        Whereas, HET is a personal health monitoring company that develops, manufactures, and markets various devices, software, and services for consumer health, fitness, and nutrition.

        Whereas, HS is the world's leader in outpatient rehabilitative healthcare services and outpatient surgery and diagnostics through a nation-wide network of facilities.

        Whereas, HS wishes to purchase certain HET products for use in HS's facilities subject to the terms and conditions of this Agreement.

        Whereas, HET wishes to appoint HS as an authorized exclusive distributor of certain HET products in the markets, and HS wishes to accept this appointment, subject to the terms and conditions of this Agreement.

        Whereas, HET wishes to appoint HS as an authorized exclusive provider of certain Wellness Services using HET Products (as hereinafter defined), and HS wishes to accept this appointment, subject to the terms and conditions of this Agreement.

Agreement

        Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
DEFINITIONS. In this Agreement, unless the context otherwise requires, capitalized terms shall have the following respective meanings:

  "Affiliate" means, with respect to a party, any person or entity that controls, is controlled by, or is under common control with such party, where "control" means ownership of fifty percent (50%) or more of the outstanding voting securities (but only as long as such person or entity meets these requirements).

  "BodyGem" means the BodyGem™ metabolic measurement device manufactured by HET. BodyGem is a handheld, portable indirect calorimeter intended for use in non-clinical applications to measure and display RMR, the number of calories a person burns per day at rest.

  "End User" means a person, company, or other legal entity that purchases a Product for its own internal purposes and not for distribution to, or use on behalf of, others.

  "Excluded Accounts" shall be each of the customers and potential customers set forth on Schedule I, in each case limited to locations that are current customers of HET or those that HET is in active discussions with.

  "HET Marks" means the worldwide copyrights, trade secrets, patents, patent applications, trademarks, service marks, and any other intellectual property rights and trade names of HET listed in Exhibit C (as such list may be updated from time to time by HET upon notice to HS).

  "Markets" means the facilities and channels specifically identified in Section 2.1.

  "MedGem" means the MedGem™ metabolic measurement device manufactured by HET. The MedGem has received clearance from the FDA. MedGem™ is a handheld, portable indirect calorimeter intended for use in clinical and research applications to measure oxygen uptake. The MedGem device accurately measures respiratory airflow and oxygen uptake (also referred to as oxygen consumption, VO2) and determines resting metabolic rate (RMR), the number of calories a person burns per day at rest.

  "Period" is defined in Exhibit B.

  "Products" means only those devices and software of HET that are specifically listed in Exhibit A. HET may change the specifications, components, design, performance and appearance of any Product at any time. HET will give HS written notice of any such change, whereupon Exhibit Awill be amended to reflect the change.

  "Purchase Commitments" means the purchase commitments established by the parties in accordance with this Agreement. The Purchase Commitments for the Term are set forth in Exhibit B.

  "Single Use Breathing Insert" means the "disposable" facemask or mouthpiece that an individual breathes into during a BodyGem or MedGem metabolic measurement.

  "Software Products" means BalanceLog™, MedGem Analyzer™, GlucoPilot™ and BodyGem Analyzer™.

  "Term" is defined in Section 10.1 (Term).

  "User Documentation" means the user documentation and instruction manuals furnished to HS by HET for distribution along with the Products.

  "Wellness Services" means the providing of resting metabolic rate measurements using the MedGem in medical applications under the direction of a physician and the BodyGem in non-medical applications.

2.
RELATIONSHIP OF THE PARTIES.

2.1
Exclusivity. Subject to HS fulfilling the purchase commitments of Section 3.1(b), hereinafter, HET hereby grants HS, for the term of the Agreement, in the United States of America, except to those accounts listed in Schedule I:

(a)
the exclusive right to purchase and use products within HS facilities;

(b)
the exclusive right to purchase for use in, and resell BodyGems to the following, freestanding, non-hospital End Users: outpatient rehabilitation facilities, physical therapy facilities, sports medicine facilities, independent fitness facilities (those representing 5 or fewer affiliated centers), and diagnostic imaging facilities; and

(c)
the exclusive right to provide Wellness Services to:

(i)
corporate in-house wellness programs

      (ii)
      fitness facilities

      (iii)
      professional athletic teams and University and High School athletic programs

      (iv)
      pharmacies

      (v)
      GNC facilities

    (d)
    the non-exclusive right to resell Software Products within HS operated facilities.

  HET may sell Products and provide Wellness Services to any entity to which HS is unable or unwilling to sell Products or Wellness Services upon sixty (60) days written notice to HS.

  2.2
  Independent Contractor. HS is an independent contractor and not an agent, employee, franchisee or partner of HET, and is acting in the ordinary course of business. HS does not have any authority to, and will not create or assume any obligation, express or implied, on behalf of HET. HS shall be responsible for all taxes and payments concerning HS, its employees and its sales representatives. This Agreement does not create or evidence any joint venture or partnership of the parties.

3.
OBLIGATIONS OF THE PARTIES.

3.1
Obligations of HS. HS will:

(a)
Develop Sales. Use commercially reasonable efforts to aggressively develop sales of the Products and Wellness Services in its areas of exclusivity. In furtherance thereof, HS will fulfill the obligations defined in Exhibit E.

    (b)     (i)    Purchase Commitments. Upon execution of this Agreement, HS will give HET a purchase order for [*] MedGems and [*] disposables per MedGem with the initial [*] MedGem units and disposables to be delivered by June 1, 2002 and the remaining MedGem units to be delivered by August 31, 2002. HS will further use commercially reasonable efforts to achieve, in each Period indicated in Exhibit B, at least the Purchase Commitment for such Period. The Purchase Commitment shall be calculated as set forth in such exhibit. HS hereby acknowledges the Purchase Commitments are reasonable and constitute a material obligation herein.

      (ii)
      If HS fails to purchase from HET within thirty (30) days after the end of any Period the amount of Products (calculated based on the amount paid to HET) indicated in Exhibit B for such Period, then the exclusivity rights granted to HS's under Section 2.1 shall thereupon terminate. If in the third or any succeeding Period HS exceeds the Purchase Commitment for such Period, such excess may reduce the Purchase Commitment for the next succeeding Period.

  3.2
  Obligations of HET. HET will:

  (a)
  Refer Inquiries. Refer to HS all inquiries for purchase of Products received from the Markets in which HS has an exclusive right to sell to such opportunity;

  (b)
  Notice of Product Problems. Promptly inform HS of any Product complaints or adverse reactions that are, in HET's reasonable judgment, significant, and of all matters that are, in HET's reasonable judgment, important concerning the quality and performance of Products;

  (c)
  Provide Technical Support. As more fully set forth in Exhibit E, provide technical specifications and other information required to support HS's securing of registrations, permits, licenses, approvals and other governmental actions required to handle, market, sell, demonstrate, use or distribute Products in the Markets; and

    (d)
    Right of First Negotiation. Provide to HS the right of first negotiation to add new health monitoring devices offered by HET to the list of Products provided in Exhibit A. This right of first negotiation shall consist of HET notifying HS of the projected availability of a new product and its associated proposed pricing, and providing HS sixty (60) days following delivery of a prototype to HS to evaluate and exclusively negotiate with HET pricing and Purchase Commitments associated with the new product. If HS elects not to include the new product in the list of Products, or if the parties are unable to come to a mutual agreement on the pricing and Purchase Commitments associated with the new product terms within that sixty (60) day period, HET shall have the right to negotiate with other parties for distribution rights for that product in the Markets.

    (e)
    Domestic Aftermarket Support. Healthetech shall comply with the necessary Food and Drug Administration (FDA) 510(k) regulations to assure the MedGem™ maintains market clearance. Healthetech shall comply with all regulatory tracking and monitoring requirements for all medical devices sold or otherwise transferred to HS for sale or distribution as required by FDA 21 CFR § 820 and the Medical Device Reporting Regulation. Healthetech shall investigate, collect and report data to regulatory agencies as required by those agencies.

  3.3
  Forecasts. Beginning in October 2002, at least fifteen (15) days before the beginning of each month, HS will furnish HET with a rolling forecast, by month, of Product sales by units for each Product for the next succeeding twelve months accompanied by a binding purchase order for the third succeeding month. Forecasts are not binding on HS. However, HS acknowledges that compliance with this provision is a material obligation herein.

4.
PURCHASE AND SALE OF PRODUCTS.

4.1
Orders. HS's orders for Products are subject to acceptance by HET and to the provisions of this Agreement. HS shall submit a written purchase order to HET for each order and HET shall transmit a written or verbal (telephone call) order confirmation within five (5) business days from receipt of the purchase order confirming the Product quantities to be shipped and the estimated shipping date. HS shall use reasonable efforts to order all Products equally over each calendar quarter. Once a purchase order is accepted, HET will fill and ship orders in accordance with its customary procedures subject to Product availability. HET may allocate its output according to its sole judgment if demand exceeds its manufacturing capacity. HET may choose the mode of shipment and carrier unless otherwise specified in the order.

4.2
Delivery. HET will deliver all Products sold to HS F.O.B. HET's warehouse in San Jose, CA or other location to be agreed upon. Title to and all risk of loss of or damage or casualty to such Products will pass to HS upon delivery to the carrier. If Product is not shipped freight collect, HS will reimburse HET on demand for all shipping charges, premiums for freight insurance, and transportation costs incurred by HET. HET may, at its option, select the freight forwarder

4.3
Limited Acceptance Remedy. If, on delivery, all or any part of a Product is nonconforming, then HS's sole remedy shall be to exchange such Product with another, conforming Product unit or, at HET's option, upon return of such Product receive a refund of all amounts paid to HET for such nonconforming Product. Such remedies shall be HS's sole and exclusive remedies if HET delivers a nonconforming Product. Any such exchange of a Product shall be in accordance with HET's return materials authorization process.

4.4
Price. HET will sell Products to HS under the Agreement at the prices set forth in HET's price list in effect on the date of HET's acceptance of HS's order. A copy of HET's price list in effect on the Effective Date is attached as Exhibit D and such prices shall remain fixed throughout the Term so long as HS maintains exclusivity pursuant to Sections 2.1 and 3.1. All prices are quoted in and payable in United States dollars, unless provided otherwise on the applicable invoice.

  4.5
  Payment. HS will pay each of HET's invoices within thirty (30) days after receipt of the invoice. HET may at its discretion refuse orders, require payment in full, ship C.O.D. or halt shipments in transit if any prior invoice is not paid in full or if HET deems such steps necessary to secure payment.

  4.6
  Taxes. The purchase prices and other amounts specified in this Agreement do not include sales, use or other applicable taxes, duties, tariffs, or customs fees unless expressly stated to the contrary. HS will pay all such taxes, duties, tariffs, deductions or withholdings (other than taxes based on HET's net income), imposed by any governmental authority (collectively, "Taxes"), on any amounts payable to HET under this Agreement or from the licensing or providing to HS of Products. If HS is required to withhold any Taxes from amounts due to HET under this Agreement, then HS agrees to increase the payment to HET so that, after payment of all Taxes, HS will have paid to HET the total amount due to HET as if no Taxes were withheld. If a Tax may be avoided by providing a tax exemption certificate, then HS shall provide it to HET.

  4.7
  Interest. Any amount not paid when due will be subject to finance charges at the rate of one percent (1.0"%) per month or the maximum rate permitted by applicable law, whichever is less, determined and compounded on a daily basis from the date due until the date paid. Payment of such finance charges will not excuse or cure HS's breach or default for late payment. If HET retains a collection agency, attorney or other person or entity to collect overdue payments, all collection costs, including but not limited to reasonable attorney's fees actually incurred, will be payable by HS.

  4.8
  Defective Product Returns. Authorization is required for all defective Product returns and a returned materials authorization ("RMA") number must be obtained prior to returning Product to HET.

  4.9
  Software Products. If HET indicates in this Agreement that HS will "purchase" or HET will "sell" (or similar words) Software Products, then HET intends only that HS will receive a license to transfer such Software Product to its customers as provided in this Agreement. This Agreement does not grant HS any ownership rights in the Software Products. HS agrees to not disassemble, decompile, reverse engineer, modify, or otherwise change any Software Product. HS understands that the Software Products are proprietary to HET or its licensors and are subject to copyrights and trade secrets owned by HET or its licensors. HET represents and warrants that is owns (or has good and valid licenses with respect to) the Software Products and that the Software Products do not (and when used, offered, sold or licensed pursuant to this Agreement, will not) infringe on any intellectual property rights of any third party.

5.
SUPPORT.

5.1
By HS. Other than as set forth on Exhibit F, HS will be solely responsible for performing, in a manner consistent with good industry practice, all installation, training and support of Products and other services requested or required by HS Affiliates, employees, agents and customers or End Users who obtain Product from HS. HS shall not refer any HS Affiliate, employee, agent or customer or any End User to HET for such support.

  5.2
  By HET. HET will provide to HS reasonable second-level maintenance and support services for the Products. Such maintenance and support will be provided during HET's regular business hours (Monday through Friday, 8:30 a.m. to 5:00 p.m. MT, excluding holidays). Other than as set forth on Exhibit F, HET has no obligation under this Agreement to provide any services to, or respond to any requests from, HS's agents, customers or End Users. However, HET reserves the right to establish and maintain contact with any HS agent, customer or End User in order to facilitate the second level support.

6.
ADDITIONAL AGREEMENTS.

6.1
New Projects. HS and HET agree to use reasonable commercial efforts to work together to further define and, following such definition, implement the following projects:

(a)
[*]

(b)
[*]

6.2
Insurance Reimbursement. HS agrees to use commercially reasonable efforts to (a) assist HET in identifying and qualifying mutually beneficial opportunities to obtain medical insurance reimbursement for the use of the MedGem to measure metabolic rates, and (b) introduce third party insurance carriers to HET and educate such insurers on the benefits of using the Products. There can be no assurance that such efforts to obtain insurance reimbursement and provide introductions to insurance carriers will be successful.

7.
PROPRIETARY RIGHTS.

7.1
Product Ownership. The Products and all worldwide Intellectual Property Rights therein are the exclusive property of HET and its suppliers. All rights in and to the Products not expressly granted to HS in this Agreement are reserved by HET and its suppliers. Nothing in this Agreement will be deemed to grant, by implication, estoppel, or otherwise, a license under any of HET's existing or future patents; HET agrees that it will not assert any of its rights under such patents against HS or its Affiliates based upon the use, distribution, and sublicensing by HS or its Affiliates of the Products as permitted by this Agreement.

7.2
Trademark License. Subject to the terms and conditions of this Agreement, HET grants to HS for itself and its Affiliates a non-exclusive, non-transferable (except as permitted under Section 12.2 (Assignment), revocable, royalty-free license (without the right to grant sublicenses) to use and reproduce the HET Marks solely in connection with marketing the Products in the Markets. HS agrees to state in appropriate places on all materials using the HET Marks that the HET Marks are trademarks of HET and to include the symbol ™ or ® as appropriate. HET grants no rights in the HET Marks other than those expressly granted in this Section 7.2. HS acknowledges HET's exclusive ownership of the HET Marks. HS agrees not to take any action inconsistent with such ownership and to cooperate, at HET's request and expense, in any action (including the conduct of legal proceedings) which HET deems necessary or desirable to establish or preserve HET's exclusive rights in and to the HET Marks. HS will not adopt, use, or attempt to register any trademarks or trade names that are confusingly similar to the HET Marks or in such a way as to create combination marks with the HET Marks. HS will provide HET with samples of all products and materials that contain the HET Marks prior to their public use, distribution, or display for HET's quality assurance purposes and will obtain HET's written approval before such use, distribution, or display which approval shall not be unreasonably withheld or delayed. At HET's request, HS will modify or discontinue any use of the HET Marks if HET determines that such use does not comply with HET's then-current trademark usage policies and guidelines.

  7.3
  Assignments. At the end of the Term, HS will assign to HET or such other person or entity as HET may designate all rights, registrations, reservations, licenses, permits and similar items made or obtained by HS relating to the Products, the Trademarks, or any other proprietary rights of HET.

  7.4
  HS Intellectual Property Rights. Nothing in this Agreement shall give HET any license to or rights in any trademarks, service marks or other intellectual property rights of HS, and HET shall not use any such intellectual property rights of HS with express prior written approval from HS.

8.
WARRANTIES, REMEDIES AND DISCLAIMERS.

8.1
Hardware Product Warranty. HET warrants to and for the benefit of HS and its affiliates only that all Products (other than Software Products), as delivered pursuant to Section 4.2 (Delivery), will be free from material defects in materials and workmanship in the course of normal use in compliance with the instructions in the User Documentation. The period of the foregoing warranty (the "Hardware Warranty Period") shall be (a) for MedGem devices used within HS facilities, twelve (12) months after delivery to HS, (b) for BodyGem device not used within HS facilities, fifteen (15) months after delivery to HS or twelve (12) months after commercial sale to an End User, whichever is shorter; and (c) for Single Use Breathing Inserts, ninety (90) days after commercial sale to an End User. If a returned Product (other than Software Products) contains a material defect in materials or workmanship, then either (a) such defective Product will be repaired or replaced and returned to HS, freight prepaid, or, at HET's election, (b) the amount paid by HS for such defective Product or media will be refunded to HS. HET shall have no responsibility or obligation with respect to any deficiency resulting from accidents, misuse, or modifications of any Product.

8.2
Software Warranty. HET warrants to and for the benefit of HS and its affiliates only that, for a period of ninety (90) days after commercial sale to an End User (the "Software Warranty Period"), the Software Products will operate substantially in accordance with the specifications published by HET for such Software Product. If it is determined a Software Product does not operate substantially in accordance with the specifications published by HET for such Software Product, then at HET's sole discretion, (a) such Software Product will be modified or replaced so that it does operate substantially in accordance with such specifications and returned to HS, freight prepaid, or, at HET's election, (b) the amount paid by HS to HET for the Software Product which fails to so operate in accordance such specifications will be refunded to HS and thereupon the license to use such Software Product shall terminate. HET shall have no warranty obligations whatsoever with respect to any Software Product which has been modified in any manner from the form in which it was delivered by HET.

8.3
Warranties by Both Parties. Each party represents and warrants that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on such party's behalf has been duly authorized and empowered to enter into this Agreement. Each party represents and warrants it is free to enter into and perform this Agreement without thereby being in breach of or default under the terms of any other contract, commitment or understanding.

8.4
Disclaimer. THE EXPRESS WARRANTIES IN SECTION 4.9 AND THIS SECTION 8 ARE IN LIEU OF, AND HET DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE PRODUCTS, SERVICES, SOFTWARE OR THE USER DOCUMENTATION, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, TITLE, ACCURACY OF INFORMATION, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS AND ARISING FROM THE COURSE OF DEALING

    BETWEEN THE PARTIES OR USAGE OF TRADE. HS ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES IN THIS AGREEMENT. HET WILL NOT, UNDER ANY CIRCUMSTANCE, BE LIABLE TO HS, OR ANY END USER OR TRANSFEREE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS OR ANY OTHER SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF WHATEVER NATURE ARISING OUT OF THE FOREGOING WARRANTY, THIS AGREEMENT OR RESULTING FROM THE DISTRIBUTION OF PRODUCTS BY HS OR THE USE BY ANY END USER OR ANY TRANSFEREE OF SUCH PRODUCTS, EVEN IF HET HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

9.
OTHER OBLIGATIONS OF HS.

9.1
No Unauthorized Warranties. HS will not make or extend on behalf of HET any written or oral warranty in respect of any of the Products except as may be contained in sales literature or brochures that are published or approved in writing by HET. HS will not advise, perform or demonstrate any use or application of any Product that is not specifically approved in writing by HET. HS will not impair the sterility or integrity of the Products while they are in HS's custody.

9.2
Compliance With Laws. Both HET and HS represent and warrant that they thoroughly familiar with applicable laws, ordinances, regulations other governmental requirements concerning the importation, handling, marketing, sale, demonstration, use and distribution of Products in the Markets. Both HET and HS will comply with all laws, ordinances, regulations and other governmental requirements applicable to their businesses and to the importation, handling, marketing, sale, demonstration, use and distribution of Products pursuant to this Agreement

9.3
U.S. Export Controls. Without limiting the generality of Section 9.2 (Compliance With Laws), HS will not, directly or indirectly, export or re-export any Products, technical data associated with the Products, or the immediate Products (including, but not limited to, processes, services, data and reports) derived from use of the Products from the Markets, without first obtaining the appropriate license from the United States Office of Export License from the United States Office of Export Licensing or its successor.

9.4
Insurance. During the Term, HS will maintain liability insurance coverage issued by a responsible insurer satisfactory to HET as an additional insured and afford HET not less than twenty (20) days advance notice of cancellation or material change in the policy. Upon HET's request, HS will provide a certificate of insurance from the insurer certifying that coverage is in place. Also during the Term, HET will maintain liability insurance coverage issued by a responsible insurer satisfactory to HS as an additional insured and afford HS not less than twenty (20) days advance notice of cancellation or material change in the policy. Upon HS's request, HET will provide a certificate of insurance from the insurer certifying that coverage is in place.

9.5
Non-compete. HS warrants and agrees that it does not now and will not during the Term, without the prior written consent of HET, directly or indirectly market, sell or promote any product in the Markets that measures resting metabolic rates or oxygen consumption, other than the Products. HS further warrants and agrees that it will not manufacture or cause to have manufactured, nor purchase from a third party, any Single Use Breathing Inserts that are not approved in writing by HET.

10.
TERM AND TERMINATION.

10.1
Term. Unless earlier terminated pursuant to this Section 10, the initial term of this Agreement will begin on the Effective Date and expire on June 30, 2005 (the "Term"). The Term can be extended by mutual written agreement by the parties.

10.2
Termination by HET. Upon the occurrence of any of the following, HET may terminate this Agreement by giving HS written notice of such termination:

(a)
the failure of HS to make any payment when due;

(b)
HS directly or indirectly markets, sells or promotes any product in its areas of exclusivity that competes with any Product or has a significant financial interest in any company or individual that is manufacturing, assembling, producing, marketing, selling or distributing any product that competes with any Product;

(c)
the insolvency of HS, the filing of a petition in bankruptcy by or against HS, the appointment of a receiver for HS or its property, the execution of an assignment by HS of all or substantially all of its assets for the benefit of its creditors, or the conviction of HS or any principal or manager of the HS for any crime tending to materially and adversely affect the ownership or operation of its business; or

(d)
other than as set forth in Section 10.2 (a) through (d), any failure by HS to perform any of its obligations under this Agreement where such failure continues for thirty (30) days after written notice thereof by HET to HS.

10.3
Termination by HS. Upon the occurrence of any of the following, HS may terminate this Agreement by giving HET written notice of such termination:

(a)
the insolvency of HET the filing of a petition in bankruptcy by or against HET, the appointment of a receiver for HET or its property, the execution of an assignment by HET of all or substantially all of its assets for the benefit of its creditors, or the conviction of HET or any principal or manager of the HET for any crime tending to materially and adversely affect the ownership or operation of its business;

(b)
any failure by HET to perform any of its obligations under this Agreement where such failure continues for thirty (30) days after written notice thereof by HS to HET.

(c)
the failure by HET to reasonably and timely provide Products in an amount and quality necessary to allow HS to meet its obligations hereunder; or

(d)
any consistent or repeated failure of the Products to perform in accordance with their specifications or related documentation

10.4
Effect of Termination.

(a)
Any termination pursuant to Section 10.2 or 10.3 will be without prejudice to any other right or remedy afforded to either party under this Agreement or any applicable law. In the event of termination, HS will:

(i)
not have any further right to market, sell or distribute Products or perform Wellness Services in the Markets;

(ii)
furnish HET with such information relating to the marketing, sale or distribution of Products and the provision of Wellness Services in the Markets as HET may reasonably request (including information as to calls or the status of any negotiations for the sale of the Products);

      (iii)
      return to HET any Products, sales materials, manuals, price lists, and mailing lists provided by HET to HS for demonstration, promotional, or marketing purposes; and

      (iv)
      return to HET any products that have not been committed for sale to a customer. HET will repurchase these Products for a price equal to the amounts paid to HET for such items.

  10.5
  Standards of Performance. Each party acknowledges that the standards of performance imposed on it by this Agreement are reasonable and that any failure of either party to comply fully with all of the terms and conditions set forth in this Agreement shall constitute a material breach and good cause for termination of this Agreement.

  10.6
  Acknowledgment. Any expiration or termination of the Term will be final and absolute. Each party waives any right, either express or implied by applicable law or otherwise, to renewal of this Agreement or to any damages or compensation for any expiration or termination of the Term in accordance with this Section 10. Each of the parties has considered the possibility of such expiration or termination and the possibility of loss and damage resulting therefrom in making expenditures pursuant to the performance of this Agreement. It is the express intent and agreement of the parties that neither will be liable to the other for damages or otherwise by reason of the expiration or termination of the Term as provided for herein.

  10.7
  Survival. Section 1 (Definitions), Section 4.5 (Payment), Section 4.6 (Taxes), Section 4.7 (Interest), Section 7.1 (Product Ownership), Section 7.3 (Assignments), Section 8 (Warranties, Remedies and Disclaimers), Section 10 (Termination), 11 (Limitation of Liability), and Section 12 (Miscellaneous) will survive expiration or termination of this Agreement for any reason. In addition, with respect to a particular product, the support obligations of both HET and HS set forth in Exhibit E and Exhibit F shall survive the termination of this Agreement for a period equal to the Hardware Warranty Period or Software Warranty Period, as the case may be.

11.
LIMITATION OF LIABILITY. HET'S LIABILITY (WHETHER IN TORT, CONTRACT OR OTHERWISE AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), PRODUCT LIABILITY, OR STRICT LIABILITY OF HET) UNDER THIS AGREEMENT OR WITH REGARD TO ANY PRODUCTS OR OTHER ITEMS FURNISHED UNDER THIS AGREEMENT WILL IN NO EVENT EXCEED THE COMPENSATION PAID TO HET UNDER THIS AGREEMENT; PROVIDED, HOWEVER THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO ANY CLAIM BY ANY THIRD PARTY THAT THE PRODUCTS INFRINGE UPON THE VALID INTELLECTUAL PROPERTY RIGHTS OF SUCH THIRD PARTY, AS TO WHICH CLAIM HET SHALL INDEMNIFY HS AND ITS AFFILIATES AND HOLD THEM HARMLESS FROM ANY COSTS, CHARGES, CLAIMS, DEMANDS OR LIABILITY WHATSOEVER. IN NO EVENT WILL HET BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ITS PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR THE USE OF, INABILITY TO USE, OR RESULTS OF USE OF, ANY PRODUCT.

12.
MISCELLANEOUS.

12.1
Force Majeure. Neither party will be liable for, or be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement (other than for payments owed) as a result of any cause or condition beyond such party's reasonable control.

12.2
Assignment. Neither party may assign or transfer, by operation of law or otherwise, any of its rights under this Agreement or delegate any of its duties under this Agreement to any third party other than its Affiliates, without the other party's prior written consent. Such consent shall not be unreasonably withheld or delayed. Any attempted assignment or transfer in violation of the foregoing will be void.

  12.3
  Notice. Notices or consents under this Agreement will be in writing and delivered personally or, if mailed, will be sent certified mail, return receipt requested, or by telex or facsimile or overnight express service, if addressed to the recipient's address set forth on the signature page of this Agreement, or in either case to such other address as may be established by notice to the other party Notice will be effective only upon (and as of the date of) actual receipt.

  12.4
  Nonwaiver. The failure of either party to insist upon or enforce strict performance of any of the provisions of this Agreement or to exercise any rights or remedies under This Agreement will not be construed as a waiver or relinquishment to any extent of such party' right to assert or rely upon any such provisions, rights or remedies in that or any other instance; rather, the same will be and remain in full force and effect.

  12.5
  Interpretation. The headings of Sections of this Agreement are for convenience and are not to be used in interpreting this Agreement. As used in this Agreement, the word "including" means "including but not limited to."

  12.6
  Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect. Without limiting the generality of the foregoing, HS agrees that Section 11 (Limitation of Liability) will remain in effect notwithstanding the unenforceability of any provision in Section 8 (Warranties, Remedies and Disclaimers).

  12.7
  Construction. This Agreement is the result of negotiations among, and has been reviewed by, HS and HET. Accordingly, this Agreement shall be deemed to be the product of both parties hereto, and no ambiguity shall be construed in favor of, or against, HS or HET by reason of such party's role in drafting this Agreement.

  12.8
  Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

  12.9
  Governing Law; Venue. The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the State of Colorado exclusively, as such laws apply to contracts between Colorado residents performed entirely within Colorado.

  12.10
  Arbitration. The parties agree to make every reasonable effort to amicably settle any controversy between them relating to the terms and conditions and subject matter of this Agreement. In the event that the parties are unable to reach an amicable settlement regarding any controversy relating to the terms, conditions or subject matter of this Agreement, the parties agree that, within 30 days following written notice of a request for arbitration served by one of the parties upon the other, they shall submit such controversy to a single, independent, unbiased arbitrator. The arbitration will be carried out in accord with the rules of the American Arbitration Association at a mutually agreeable location. Discovery will be carried out in accord with the Federal Rules of Civil Procedure and, should said rules be in conflict with any of the rules of the American Arbitration Association, the Federal Rules shall prevail. In the event the parties cannot agree upon a single arbitrator within 20 days following a written request for arbitration, the arbitrator will be selected by the American Arbitration Association. The decision of the arbitrator will be final and binding upon both parties. Upon application by either party, the decision of the arbitrator may be entered as a final award or judgment by any court of competent jurisdiction in the United States of America.

  12.11
  Confidentiality of Agreement. Neither party will disclose the terms of this Agreement to anyone other than its Affiliates, attorneys, accountants, and other professional advisors under a duty of confidentiality except (a) as required by law; or (b) pursuant to a mutually acceptable press release; or (c) in connection with a proposed merger, financing, or sale of such party's business (provided that any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement reasonably satisfactory to the other party of this Agreement).

  12.12
  Entire Agreement; Amendments. This Agreement contains the entire agreement, and supersedes any and all prior agreements, between the parties with regard to the subject matter hereof. HET will not be bound, and specifically objects to, any terms, conditions, or other provisions that are different from or in addition to the provisions of this Agreement (whether or not it would materially alter this correspondence, or otherwise). Without limiting the generality of the foregoing, any printed terms, conditions of other provisions that are included in or accompany any of HS's orders for Products under this Agreement will not apply or be binding on HET. This Agreement may not be waived, amended or rescinded except by a writing signed by the party to be charged thereby.

        In Witness Whereof, the parties have executed this Agreement as of the Effective Date.

HealtheTech, Inc.		HEALTHSOUTH CORPORATION
By:	/s/ JAMES R. MAULT James R. Mault, MD Chairman and CEO	By:	/s/ WILLIAM T. OWENS William T. Owens President and COO

*    Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Schedule I
Excluded Accounts

[*]

Exhibit A
PRODUCT LIST

1.
Products.

(a)
The HET BodyGem™ Metabolic Measurement Device and its associated disposable Single-Use Breathing Inserts (disposable mouthpieces or facemasks).

(b)
The HET MedGem™ Metabolic Measurement Device and its associated disposable Single-Use Breathing Inserts (disposable mouthpieces or facemasks).

(c)
HET's BalanceLog™ Software.

(d)
MedGem and BodyGem Analyzer Software™.

(e)
GlucoPilot™

The parties can add products by mutual written agreement.

*    Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit B
PURCHASE Commitments

        HS's Purchase Commitments are defined below, by periods (each a "Period") for calendar years 2002, 2003 and 2004 and the first half of 2005. (For subsequent calendar years during the Term, the parties agree to use best efforts to negotiate and mutually agree upon new Purchase Commitments for the coming calendar year by the November 30 preceding the start of such year.)

1.
Purchase Commitment. The Purchase Commitments are as follows:

Purchase Commitment
Period	Amount
Effective Date through 12/31/02	$	[*]
1/1/03 through 6/30/03	$	[*]
1/1/03 through 12/31/03	$	[*]
1/1/04 through 12/31/04	$	[*]
1/1/05 through 6/30/05	$	[*]

Exhibit C
TRADEMARKS

Trademarks and trade names of HET:

  HET (name and stylized mark)
  BodyGem
  Your Body Is Talking. Listen.
  BalanceLog
  Calorie Checkbook
  Listen To Your Body
  MedGem
  Glucopilot

*    Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit D
PRICE LIST

1.
BodyGem™ Metabolic Measurement Device: $[*] per unit
2.
MedGem™ Metabolic Measurement Device: $[*] per unit
3.
BalanceLog™ Software.
a.
BalanceLog for Windows: $[*]/each (packaged on CD)
b.
BalanceLog for Windows and Palm OS: $[*]/each (packaged on CD)
c.
BalanceLog for Windows—downloaded from HET website: $[*] each
d.
BalanceLog for Windows and Palm OS—downloaded from HET website: $[*] each
4.
MedGem Analyzer Software: $[*]
5.
BodyGem Analyzer Software: $[*]
6.
Disposables for MedGem and BodyGem: $[*] per disposable (packaged in boxes of 20).
7.
Flow tubes (packaged in boxes of 20): $[*]
8.
Nose Clips, molded plastic (set of 20): $[*]
9.
Nose Clips, foam padded (set of 20): $[*]
10.
Battery Pack: $[*]
11.
GlucoPilot software: $[*]

Payment for the full ordered quantity on the purchase order will be invoiced at one time and full payment for the entire quantity must be made net thirty (30) days from the date of invoice per Section 4.5 (Payment).

EXHIBIT E
HS OBLIGATIONS

        HS shall, during the Term, perform the following obligations and shall cause each Affiliate of HS to perform the following obligations:

  (i)
  For sales made by HS pursuant to section 2.1 (b), HS will provide to initial training to applicable Affiliates, employees and agents, Affiliate employees and agents and customers and End Users. Such initial training shall include education on metabolism, resting metabolic rate, energy balance equations, operation of the MedGem device, and information on BalanceLog software features and functionality.

  (ii)
  Provide Customer Support (as defined below) to all HS Affiliates, employees, agents, customers, End Users and Affiliate employees and Agents during regular HS customer support hours throughout the Hardware Warranty Period or software Warranty Period, as the case may be. After the initial Hardware Warranty Period or software Warranty Period expires, HS may offer extended warranties or additional customer service to its Affiliates, agents and End Users at HS standard rates. The products supported by HS Customer Support obligations under this Agreement include the MedGem and BodyGem metabolic measurement devices and the HET BalanceLog™ software.

  For purposes of this Exhibit E, "Customer Support" shall mean technical phone support, email support, and customer phone service. Technical phone support is the delivery of technical assistance to HEALTHSOUTH Affiliates, employees and Agents and Affiliate employees and agents and End Users, including technical assistance, troubleshooting and authorization of product repair for warranty service. Customer Service Support provides answers to frequently asked questions, resolves shipping problems, processes re-orders for Customer products, logs customer comments and complaints.

  (iii)
  Use its best efforts to market and provide Wellness Services to customers within its areas of exclusivity.

  (iv)
  Acknowledge that the BodyGem device being supplied to HS by HET is not a medical device, is not approved or cleared by the U.S. Food and Drug Administration (FDA) as a medical device, and is not being offered by HET as a medical device. HS agrees not to make any medical claims about the BodyGem or BalanceLog. The terms in this clause do not apply to the MedGem devices.

  (v)
  Order from HET HS's full requirements of supply for the BodyGem, MedGem and/or components thereof, and not use any non-HET approved Disposable components with the BodyGem or MedGem metabolic measurement device. HS acknowledges that use of any non-HET approved breathing insert (mouthpiece or facemask) with the BodyGem or MedGem device voids the warranty for such device and may cause the device to operate inaccurately.

  (vi)
  Acknowledge that the Single Use Breathing Inserts are disposable components and are not intended for re-use and that any re-use may present a risk of transmission of infectious or communicable diseases. HS agrees that it and its Affiliates will discard the Single Use Breathing Inserts at the end of a successful measurement. HS agrees it shall instruct and cause all of its Affiliates not to re-use the Single Use Breathing Inserts, or otherwise misuse the BodyGem or MedGem devices in a way that is not consistent with HET provided instructions for use located in the BodyGem or MedGem User Documentation.

  (vii)
  Provide appropriate and professional application advice and counseling for each Product sold by HS, and provide prompt follow-up service and advice to purchasers of Products when so requested by the purchaser.

  (viii)
  Maintain and furnish periodically, as reasonably requested by HET, complete and accurate records of sale of each Product sold under this Agreement (e.g., showing the date of sale, name and address of the purchaser and the Product serial number or lot number). For units used internally report the number of units actively in use and the approximate number of measurements per day per units.

  (ix)
  Allow HET, with prior approval from HS, which approval shall not be unreasonably withheld, access to visit any HS or Affiliate location during normal business hours or accompany any HS employee detailing, selling or explaining MedGem to any end user and at HET's sole expense to conduct a review of the HS or Affiliate facilities and their Products' capabilities and if applicable, make suggestions for improvement based upon HET's experience with the Products. HS agrees to consider such suggestions and make changes it believes, in HS's sole discretion, are reasonable.

  (x)
  Allow HET access to visit any HS or Affiliate, customer or end user location during normal business hours at HET's sole expense, to upgrade or exchange out (with upgraded units) HS's Affiliate's, customer's or End User's MedGem or BodyGem devices when and if HET deems appropriate.

*    Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT F
TRAINING AND SUPPORT OBLIGATIONS

        HET shall, during the Term, perform the following training and support obligations:

  (i)
  HET will provide to designated HS personnel, at HS facilities, initial training. Such initial training shall include education on metabolism, resting metabolic rate, energy balance equations, operation of the BodyGem and MedGem devices, and information on BalanceLog software features and functionality. All training shall be scheduled by mutual agreement by the parties and shall be provided in 3-hour training session blocks. Each "training session" is scheduled as 3 consecutive hours during normal business hours M-F, but may take less than 3 hours to conduct depending upon the composition of the group being trained. HS shall be responsible for providing all training facilities and notifying and scheduling the training audience. All training must be scheduled by HS with HET one month in advance and must be scheduled in full-day (two 3 hour sessions) increments whenever possible. For training purposes, [*] with the initial order to each such location. The initial training shall be provided by HET in two categories: No-Charge Training and For-Fee Training as specified below.

  (a)
  No-Charge Training—HET shall provide at no charge a total of [*] to HS, with the training sessions performed in mutually agreed upon locations.

  (b)
  For-Fee Training—HET shall provide additional on-site training sessions for a fee of $[*] per hour, per HET trainer and shall be charged in [*] increments plus all HET travel expenses associated with the delivery of such training.

  (ii)
  If requested by HS, HET will provide on-going MedGem, BodyGem and BalanceLog training beyond the initial training specified above to HS operated facilities personnel on the following basis:

  (a)
  All on-going training shall be charged at a rate of [*] per hour, per HET trainer, and shall be charged in [*] increments. HS must provide its own MedGem metabolic measurement device and Single Use Breathing Inserts for use in the training sessions.

  (b)
  All fees and expenses shall be invoiced by HET and reimbursed by HS within 30 days of date of invoice.

  (c)
  HET shall use all reasonable efforts to accommodate the time and place for HS requested on-going training, but any on-going training shall be scheduled by mutual agreement of the parties.

  (d)
  In order to provide reasonable notice to HET of known or anticipated HS training requirements, HS agrees to give non-binding good faith training demand forecasts at the beginning of each month for the following 60 day period during the Term of this Agreement. All forecasts shall be in writing and shall specify the number of attendees and the desired location and duration.

  (iii)
  Customer Support. HET shall provide Customer Support (as defined below) to HS employees during regular HET customer support hours (currently 8:30am to 5:00pm MST, Monday—Friday, excluding major holidays) throughout the Hardware Warranty Period or Software Warranty Period, as the case may be. After the initial warranty period expires, extended warranties or additional customer service can be purchased at HET standard rates. The products supported by HET Customer Support obligations under this Agreement include the MedGem metabolic measurement device and the HET BalanceLog™ software. HET does not support or troubleshoot any other HS specific hardware or software, nor any other third party software or hardware, unless specifically agreed to and priced by mutual written agreement of the parties.

          For purposes of this Exhibit F, "Customer Support" shall mean technical phone support, email support, and customer phone service. Technical phone support is the delivery of technical assistance to HEALTHSOUTH Affiliates and employees including technical assistance, troubleshooting and authorization of product repair for warranty service. Customer Service Support provides answers to frequently asked questions, resolves shipping problems, processes re-orders for Customer products, logs customer comments and complaints.

QuickLinks

  EXHIBIT 10.37
HS-HET STRATEGIC AGREEMENT